Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276173

Prospectus Supplement No. 1
(to prospectus dated May 14, 2024)

AERIES TECHNOLOGY, INC.

10,566,347 Class A Ordinary Shares Issuable Upon Exercise of Exchange Rights

21,027,801 Class A Ordinary Shares Issuable Upon Exercise of Warrants

54,917,027 Class A Ordinary Shares

9,527,810 Warrants to Purchase Class A Ordinary Shares

Offered by the Selling Securityholders

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated May 14, 2024 (the “Prospectus”) related to: (A) (i) up to 10,566,347 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), of Aeries Technology, Inc., a Cayman Islands exempted company (the “Company”), upon exchange of shares of Aark Singapore Pte. Ltd. or Aeries Technology Group Business Accelerators Private Limited, pursuant to the exchange agreements dated November 6, 2023, and (ii) up to 21,027,801 Class A ordinary shares issuable upon the exercise of the (a) 11,499,991 redeemable warrants to purchase Class A ordinary shares that were issued by Worldwide Webb Acquisition Corp. as part of the units in its initial public offering (“IPO”), and (b) 9,527,810 redeemable warrants (the “Private Placement Warrants”) to purchase Class A ordinary shares originally issued to Worldwide Webb Acquisition Sponsor, LLC in a private placement that closed simultaneously with the consummation of the IPO; and (B) the resale from time to time by the Selling Securityholders (as defined in the Prospectus) of (i) an aggregate of up to 54,917,027 Class A ordinary shares, and (ii) up to 9,527,810 Private Placement Warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 11, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A ordinary shares and warrants are traded on the Nasdaq Capital Market under the symbols “AERT” and “AERTW,” respectively. On June 10, 2024, the closing price of our Class A ordinary shares was $1.45 per share and the closing price of our warrants was $0.02 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 15 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 11, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2024

Aeries Technology, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40920	98-1587626
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

60 Paya Lebar Road, #08-13 Paya Lebar Square Singapore	409051
(Address of principal executive offices)	(Zip Code)

(919) 228-6404

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	AERT	Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	AERTW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment No. 1 to the 2023 Equity Incentive Plan

On June 8, 2024, the Board of Directors (the “Board”) of Aeries Technology, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board (the “Committee”), approved Amendment No. 1 (the “Plan Amendment”) to the Company’s 2023 Equity Incentive Plan (the “Plan”). The Plan Amendment provided for (i) increasing the total number of Class A ordinary shares authorized under the Plan to 11,928,287 shares (the “New Share Reserve”), (ii) amending the “evergreen” provision in the Plan to automatically increase the New Share Reserve by 5% on an annual basis or by such lesser amount that the Committee may determine (the “Evergreen Provision”), and (iii) removing the annual limits on issuing awards to a single individual under Sections 5(d) and 5(e) of the Plan. The portions of the Plan Amendment relating to the New Share Reserve and the Evergreen Provision will be submitted to the Company’s shareholders for approval and will only become effective upon such approval.

The foregoing description of the Plan Amendment is a summary and is qualified in its entirety by reference to the Plan Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendments to Executive Employment Agreements

On June 8, 2024, the Board and the Committee approved certain amendments to the employment agreements of the Company’s Chief Executive Officer, Sudhir Appukuttan Panikassery, two other named executive officers, Bhisham Khare and Unnikrishnan Nambiar, and Chief Financial Officer, Rajeev Gopala Krishna Nair.

Pursuant to the amendments, among other minor revisions, (i) Mr. Panikassery’s employment agreement was assigned from the Company to its subsidiary, Aeries Technology Middle East Ltd., such that Mr. Panikassery’s employment will be subject to the laws of United Arab Emirates, where Mr. Panikassery is a resident, and (ii) the employment agreements for Mr. Khare, Mr. Nambiar and Mr. Nair were revised to clarify the terms of their annual incentive opportunities and the form and terms of the equity awards which they are eligible to receive under the Plan. The amendments are not intended to materially modify the compensatory terms of the employment agreements.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 1 to the 2023 Equity Incentive Plan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2024	AERIES TECHNOLOGY, INC. A Cayman Islands exempted company

	By:	/s/ Sudhir Appukuttan Panikassery
	Name:	Sudhir Appukuttan Panikassery
	Title:	Chief Executive Officer and Director

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Exhibit 10.1

AERIES TECHNOLOGY, INC.

AMENDMENT NO. 1 TO THE

2023 EQUITY INCENTIVE PLAN

This AMENDMENT NO. 1 TO THE 2023 EQUITY INCENTIVE PLAN is approved and adopted by the Board of Directors of Aeries Technology, Inc., a Cayman Islands exempted company, as of June 8, 2024.

WHEREAS, Aeries Technology, Inc. (the “Company”) maintains the Aeries Technology, Inc. 2023 Equity Incentive Plan (the “Plan”) which was previously adopted by the Board of Directors (the “Board”) of the Company and approved by the shareholders of the Company;

WHEREAS, the Compensation Committee (the “Committee”) has recommended to the Board to increase the maximum aggregate number (the “Share Reserve”) of Shares (as defined in the Plan) that may be subject to Awards (as defined in the Plan) and sold under the Plan because the reserved number has become insufficient for the Company’s anticipated needs under the Plan and to provide for an automatic annual increase in the Share Reserve;

WHEREAS, the Committee has further recommended to the Board to remove certain limits under the Plan related to awards issuable to Participants (as defined in the Plan) under the Plan;

WHEREAS, Section 19.b of the Plan provides that the Board may amend the Plan;

WHEREAS, the Board has determined it to be advisable and in the best interests of the Company and its shareholders to approve this Amendment No 1 (this “Amendment”) to the Plan and submit Section 1 of this Amendment for approval by the Company’s shareholders;

WHEREAS, Section 1 of this Amendment will become effective upon approval by the Company’s shareholders at the a properly noticed and called shareholder meeting, and until such approval, or, if for any reason the Company’s shareholders do not approve Section 1 of this Amendment, the existing Plan shall continue in full force and effect, with Sections 2 and 3 of this Amendment being incorporated.

NOW, THEREFORE, the Plan is hereby amended as follows (capitalized terms used herein without definition shall have the meanings assigned thereto in the Plan):

1.	Section 3(a) of the Plan is amended and restated in its entirety with the following:

“Shares Subject to this Plan. Subject to the provisions of Section 14, the aggregate number of Shares that may be subject to Awards and sold under this Plan is 11,928,287, which is inclusive of Shares previously authorized for issuance under this Plan (the “Initial Share Pool”). In addition, the Initial Share Pool will automatically increase on January 1st of each year, for a period of not more than 9 years, commencing on January 1, 2025 and ending on (and including) January 1, 2033, by the lesser of (a) 5% of the total number of Shares outstanding on December 31st of the immediately preceding calendar year, and (b) such number of Shares determined by the Board in its sole discretion. Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the Initial Share Pool. The Shares may be authorized but unissued, or reacquired Shares.”

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2.	Section 5(d) of the Plan is hereby deleted in its entirety.

3.	Section 5(e) of the Plan is hereby deleted in its entirety.

4.	Effective Date of Amendment. Section 1 of this Amendment to the Plan shall become effective upon the date that it is approved by the Company’s shareholders in accordance with applicable laws and regulations. Sections 2 and 3 of this Amendment to the Plan shall become effective as of the date of Board approval.

5.	Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

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